Exhibit 99.1

       Vesta Insurance Announces Pricing of Affirmative Insurance Initial
                                 Public Offering



    BIRMINGHAM, Ala., July 9 /PRNewswire-FirstCall/ -- Vesta Insurance Group, Inc. (NYSE: VTA) announced today that the initial public offering of 8,170,000 shares of Affirmative Insurance Holdings, Inc. (Affirmative) was priced at $14 per share. Of the shares being sold in the offering, 3,750,000 are being offered by Vesta's insurance subsidiaries and 4,420,000 by Affirmative. In addition, the underwriters have been granted a 30-day over-allotment option to purchase up to 663,000 additional shares from Affirmative and 562,500 from Vesta at the offering price.

    Affirmative's common stock has been approved for listing on the Nasdaq National Market under the symbol "AFFM" and is scheduled to begin trading on Friday, July 9, 2004. Vesta will receive approximately $48.8 million in proceeds and will beneficially own approximately 48.1% of Affirmative after the offering, before the exercise of the underwriters' over-allotment option.

    Piper Jaffray is serving as lead manager and sole book-runner. Co-managers for the offering are William Blair & Company, Sandler O'Neill & Partners, and Raymond James. Copies of the final prospectus relating to the offering may be obtained from Piper Jaffray, 800 Nicollet Mall, Minneapolis, Minnesota 55402, by calling 800-333-6000.


    About Vesta Insurance Group, Inc.

    Vesta, headquartered in Birmingham, Ala., is a holding company for a group of insurance and financial services companies that offer a wide range of consumer-based products.


    The United States Securities and Exchange Commission declared a registration statement relating to these securities effective on July 9, 2004. The public offering is being made solely by means of a prospectus. This press release shall not constitute an offer to sell or the solicitation of an offer to buy. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.



SOURCE  Vesta Insurance Group, Inc.
    -0-                             07/09/2004
    /CONTACT: Charles R. Lambert, Vice President - Investor Relations of Vesta Insurance Group, Inc., +1-205-970-7030, or CLambert@vesta.com /
    /Web site:  http://www.vesta.com /
    (VTA AFFM)

CO:  Vesta Insurance Group, Inc.; Affirmative Insurance Holdings, Inc.
ST:  Alabama
IN:  FIN INS
SU:  OFR